Exhibit 99.1

ATLAS PIPELINE HOLDINGS, L.P.

REPORTS SECOND QUARTER 2008 RESULTS

Philadelphia, PA, July 31, 2008 – Atlas Pipeline Holdings, L.P. (NYSE: AHD) (the “Partnership”), the parent of the general partner of Atlas Pipeline Partners, L.P. (NYSE: APL) (“Atlas Pipeline”) and its subsidiaries, today reported its results for the second quarter 2008. The Partnership, which owns the 2% general partner interest, all of the incentive distribution rights, and 5.8 million common limited partnership units of Atlas Pipeline, presents its financial results consolidated with those of Atlas Pipeline. On a GAAP basis, the Partnership incurred a net loss of $38.2 million for the second quarter 2008 compared with a net loss of $1.3 million for the second quarter 2007. This loss in the current period was principally due to $181.1 million of non-cash derivative losses resulting from the mark-to-market adjustment of certain derivative positions that Atlas Pipeline maintains to hedge the variability in expected future cash flows attributable to changes in commodity market prices. This derivative loss was partially offset by the operating results of the Chaney Dell and Midkiff/Benedum systems, which were acquired by Atlas Pipeline in July 2007, higher aggregate volumes on its other systems and an increase in commodity prices. Please see today’s Atlas Pipeline press release regarding its second quarter 2008 earnings for further information regarding its results.

On June 24, 2008, Atlas Pipeline sold 5,750,000 common units in a public offering at a price of $37.52 per unit, yielding net proceeds of approximately $206.6 million. Also on June 24, 2008, Atlas Pipeline Partners sold 1,112,000 common units to Atlas America, Inc. (NASDAQ: ATLS – “Atlas America”) and 278,000 common units to the Partnership in a private placement at a price of $36.02 per unit, resulting in net proceeds of approximately $50.1 million. Atlas Pipeline also received a capital contribution from the Partnership of $5.4 million for it to maintain its 2.0% general partner interest in Atlas Pipeline. The Partnership financed its transactions through the sale of 308,109 common units in a private placement to Atlas America at a price of $32.50 per unit, for net proceeds of approximately $10.0 million, and borrowings of $6.0 million under its $50.0 million revolving credit facility.

The net proceeds from Atlas Pipeline’s public and private placement offerings of common units were utilized to fund the early termination of a majority of its crude oil derivative contracts that it entered into as proxy hedges for the prices it receives for the ethane and propane portion of its NGL equity volume. These hedges, which related to production periods ranging from the end of second quarter of 2008 through the fourth quarter of 2009, were put in place simultaneously with Atlas Pipeline’s acquisition of the Chaney Dell and Midkiff/Benedum systems in July 2007 and have become less effective as a result of significant increases in the price of crude oil and less significant increases in the price of ethane and propane. Atlas Pipeline estimates that it incurred a charge during the second quarter 2008 of approximately $10.6 million due to the decline in the price correlation of crude oil and ethane and propane. Atlas Pipeline terminated these derivative contracts during June and July 2008 at an aggregate net cost of approximately $264.0 million. The Partnership’s results for the second quarter 2008 includes a $116.1 million cash derivative expense resulting from Atlas Pipeline’s June 2008 net payments of $170.4 million to unwind a portion of these derivative contracts. Atlas Pipeline also made payments of $93.6 million during July 2008 to unwind the remaining portion of these derivative contracts and will reflect a charge against the Partnership’s net income for this amount during the third quarter of 2008.

On July 22, 2008, the Partnership declared a record quarterly cash distribution for the second quarter 2008 of $0.51 per common limited partner unit, an increase of $0.25 per unit, or 96%, from the comparable prior year period. This distribution will be paid on August 19, 2008 to common unitholders of record as of August 6, 2008.

Interested parties are invited to access the live webcast of an investor call with management regarding Atlas Pipeline’s second quarter 2008 results on Friday, August 1, 2008 at 9:00 am EST by going to the home page of Atlas Pipeline’s website at www.atlaspipelinepartners.com. An audio replay of the conference call will also be available beginning at 11:00 am EST on Friday, August 1, 2008. To access the replay, dial 1-888-286-8010 and enter conference code 63969074.

Atlas Pipeline Holdings, L.P. is a limited partnership which owns and operates the general partner of Atlas Pipeline Partners, L.P., through which it owns a 2% general partner interest, all the incentive distribution rights and approximately 5.8 million common units of Atlas Pipeline Partners.

Atlas Pipeline Partners, L.P. is active in the transmission, gathering and processing segments of the midstream natural gas industry. In the Mid-Continent region of Oklahoma, Arkansas, southern Kansas, northern and western Texas and the Texas panhandle, the Partnership owns and operates eight active gas processing plants and a treating facility, as well as approximately 7,900 miles of active intrastate gas gathering pipeline and a 565-mile interstate natural gas pipeline. In Appalachia, it owns and operates approximately 1,600 miles of natural gas gathering pipelines in western Pennsylvania, western New York, eastern Ohio and northeastern Tennessee. For more information, visit Atlas Pipeline’s website at www.atlaspipelinepartners.com or contact bbegley@atlaspipelinepartners.com.

Atlas America, Inc. (NASDAQ: ATLS) owns an approximate 64% limited partner interest in Atlas Pipeline Holdings, L.P., an approximate 2% direct limited partner interest in Atlas Pipeline Partners and an approximate 48% common unit interest and all of the Class A and management incentive interests in Atlas Energy Resources, LLC. For more information, please visit Atlas America’s website at www.atlasamerica.com, or contact Investor Relations at bbegley@atlasamerica.com.

Certain matters discussed within this press release are forward-looking statements. Although Atlas Pipeline Holdings, L.P. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, inability of Atlas Pipeline Partners to successfully integrate the operations at the acquired systems, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in Atlas Holdings’ reports filed with the SEC, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K.

ATLAS PIPELINE HOLDINGS, L.P. AND SUBSIDIARIES

Financial Summary

(in thousands, except per unit amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
STATEMENTS OF OPERATIONS
Revenue:
Natural gas and liquids	$439,286	$104,792	$805,405	$206,968
Transportation, compression, and other fees – affiliates	11,421	8,458	20,580	16,178
Transportation, compression, and other fees – third parties	12,709	10,588	27,571	20,426
Other loss, net	(314,258)	(28,419)	(401,008)	(30,609)

Total revenue and other loss, net	149,158	95,419	452,548	212,963

Costs and expenses:
Natural gas and liquids	349,980	87,102	626,644	174,912
Plant operating	14,831	4,515	29,766	9,045
Transportation and compression	4,301	3,210	8,113	6,322
General and administrative	9,512	7,630	14,789	14,198
Compensation reimbursement – affiliates	1,390	798	2,519	1,428
Depreciation and amortization	26,196	6,671	52,021	13,205
Interest	19,775	7,415	40,597	14,261
Minority interest	3,112	—	5,202	—
Minority interest in Atlas Pipeline Partners, L.P.	(241,737)	(20,633)	(286,081)	(21,782)

Total costs and expenses	187,360	96,708	493,570	211,589

Net income (loss)	$(38,202)	$(1,289)	$(41,022)	$1,374

Net income (loss) attributable to common limited partners per unit:
Basic	$(1.40)	$(0.06)	$(1.50)	$0.07

Diluted	$(1.40)	$(0.06)	$(1.50)	$0.07

Weighted average common limited partner units outstanding:
Basic	27,374	21,100	27,362	21,100

Diluted	27,374	21,100	27,362	21,133

Balance Sheet Data (at period end):	June 30, 2008	December 31, 2007
Cash and cash equivalents	$162,946	$12,129
Total assets	3,158,717	2,877,514
Total debt	1,302,533	1,254,426
Total partners’ capital	36,504	94,118

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